Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

Elevate Credit, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee rate	Amount of Filing Fee

Fees to be Paid	$7,384.89(1)(2)	0.00011020	$7,384.89(3)

Fees Previously Paid	—		—

Total Transaction Valuation	$67,013,544.40

Total Fees Due for Filing			$7,384.89

Total Fees Previously Paid			—

Total Fee Offsets			—

Net Fee Due			$7,384.89

(1)

In accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the maximum number of securities of Elevate Credit, Inc. (the “Company”) to which this transaction applies was estimated to be (a) 31,286,752 shares of common stock, par value $0.0004 per share (“Common Stock”), outstanding; (b) 699,188 shares of Common Stock underlying outstanding options (“Options”), which may be entitled to receive the per share merger consideration of $1.87; and (c) 4,549,368 shares of Common Stock underlying outstanding restricted stock units (“RSUs”), which may be entitled to receive the per share merger consideration of $1.87.

(2)

In accordance with Exchange Act Rule 0-11 and estimated solely for the purposes of calculating the filing fee, the proposed maximum aggregate value of the transaction was calculated, as of December 14, 2022, based on the sum of: (a) the product of 31,286,752 shares of Common Stock outstanding and the per share merger consideration of $1.87; and (b) the product of 4,549,368 shares of Common Stock underlying outstanding RSUs and the per share merger consideration of $1.87. Pursuant to the terms of that certain Agreement and Plan of Merger, dated as of November 16, 2022, by and among the Company, PCAM Acquisition Corp., and PCAM Merger Sub Corp., all Options with an exercise price per share greater than the per share merger consideration of $1.87 will be canceled for no consideration at the effective time of the merger. As of December 14, 2022, all outstanding Options had an exercise price per share greater than the per share merger consideration of $1.87.

(3)

In accordance with Section 14(g) of the Exchange Act and Exchange Act Rule 0-11, the filing fee was determined as the product of the proposed maximum aggregate value of the transaction as calculated in note (2) above multiplied by 0.00011020.